Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408
AngioDynamics Reports Fiscal Year 2022 Fourth Quarter
and Full-Year Financial Results;
Issues Fiscal Year 2023 Guidance
Fiscal Year 2022 Fourth Quarter Highlights
•	Net sales of $87.0 million increased 13.2% compared to the prior-year quarter
•	Gross margin of 53.4% declined 170 basis points year over year
•	GAAP loss per share of $0.16 and adjusted earnings per share of $0.01
•	Cash and cash equivalents at May 31, 2022 were $28.8 million

Full-Year 2022 Highlights
•	Net sales of $316.2 million increased 8.7% year over year
•	Gross margin declined 150 basis points year over year to 52.4%
•	GAAP loss per share of $0.68 and adjusted earnings per share of $0.00

Latham, New York, July 12, 2022 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients, today announced financial results for the fourth quarter and fiscal year 2022, which ended May 31, 2022.

“Our strong performance during the quarter, driven by our Med Tech portfolio, is a direct result of the continued hard work and commitment of our AngioDynamics team,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “We delivered on the strategic objectives for fiscal year 2022 that we laid out a year ago during our Investor and Technology Day while managing through a number of macro-related headwinds, including supply chain disruptions and ongoing inflationary pressures. During our fourth quarter, we reduced our backlog as our manufacturing capacity improved, exiting the quarter more than 40% above the lows we experienced in December. In addition, we launched two new AlphaVac products and initiated two important clinical trials -- our PRESERVE Study for the use of NanoKnife in prostate cancer and our APEX study for the use of AlphaVac F18 in the treatment of pulmonary embolism. We remain committed to balancing and prioritizing investments in our business and enhancing our growth platforms while managing through ongoing inflationary pressures and other macroeconomic challenges. I am excited about the product launches and clinical milestones we expect to achieve in fiscal year 2023, and I look forward to the team’s continued transformation of AngioDynamics.”

Fourth Quarter 2022 Financial Results

Net sales for the fourth quarter of fiscal year 2022 were $87.0 million, an increase of 13.2% compared to the prior-year quarter. Foreign currency translation did not have a significant impact on the Company's net sales in the quarter.

Med Tech net sales were $22.6 million, a 40.0% increase from $16.2 million in the prior- year period, while Med Device net sales were $64.4 million, an increase of 6.1% compared to $60.7 million in the prior-year period. Med Tech includes the Auryon Peripheral Atherectomy platform, the thrombectomy platform and the NanoKnife irreversible electroporation platform.

Endovascular Therapies (formerly Vascular Interventions and Therapies) net sales were $45.1 million, an increase of 18.5%, compared to $38.1 million a year ago. Growth was driven by Auryon sales during the quarter of $9.6 million, continuing the sequential growth trend in the business as well as strength in the Company’s thrombectomy portfolio as compared to the prior year.

Oncology net sales were $15.1 million, an increase of 5.8%, compared to $14.3 million in the prior-year period. The year-over-year growth was largely due to increased net sales of disposables of NanoKnife and Microwave.

Vascular Access net sales were $26.7 million, an increase of 9.3%, compared to $24.5 million a year ago.

U.S. net sales in the fourth quarter of fiscal 2022 were $73.7 million, an increase of 15.9% from $63.6 million a year ago. International net sales were $13.3 million, an increase of 0.4%, compared to $13.2 million a year ago.

Gross margin for the fourth quarter of fiscal 2022 was 53.4%, a decrease of 170 basis points compared to the fourth quarter of fiscal 2021, but up sequentially from 52.2% in the third quarter. During the quarter, gross margin was negatively impacted by macro forces including labor shortages and increased costs for labor, raw materials, and freight.

The Company recorded a net loss of $6.3 million, or a loss per share of $0.16, in the fourth quarter of fiscal 2022. This compares to a net loss of $19.5 million, or a loss per share of $0.51, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income for the fourth quarter of fiscal 2022 was $0.3 million, and adjusted earnings per share was $0.01, compared to adjusted net loss in the prior-year period of $0.1 million and adjusted earnings per share of $0.00.

Adjusted EBITDA in the fourth quarter of fiscal 2022, excluding the items shown in the reconciliation table below, was $6.2 million, compared to $4.5 million in the fourth quarter of fiscal 2021.

In the fourth quarter of fiscal 2022, the Company generated $8.6 million in operating cash, had capital expenditures of $1.0 million and additions to Auryon placement and evaluation units of $2.7 million. At May 31, 2022, the Company had $28.8 million in cash and cash equivalents compared to $23.9 million in cash and cash equivalents at February 28, 2022. The Company had $25.0 million outstanding under its revolving credit facility at May 31, 2022 which was in line with February 28, 2022.

Full-Year 2022 Financial Results

For the twelve months ended May 31, 2022:

Net sales were $316.2 million, an increase of 8.7%, compared to $291.0 million for the same period a year ago.

Med Tech net sales were $78.7 million, a 41.2% increase from the prior year period. Med Device net sales were $237.5 million, an increase of 0.9% from the prior year period.

Gross margin declined 150 basis points to 52.4% from 53.9% a year ago due to elevated labor, material, and freight costs, as well as Auryon start-up costs.

The Company's net loss from continuing operations was $26.5 million, or a loss per share of $0.68, compared to a net loss of $31.5 million, or a loss of $0.82 per share, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss was $0.2 million, with adjusted earnings per share of $0.00, compared to adjusted net income and adjusted earnings per share of $1.9 million, or $0.05 per share, a year ago. Adjusted net income and adjusted earnings per share in fiscal 2022 includes a $4.2 million, and $0.08 per share benefit, respectively, related to the reimbursement of certain expenses under the employee retention credit as part of the CARES Act. A similar reimbursement benefit of $1.9 million was included in the prior year period.

Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $20.9 million, compared to $19.5 million for the same period a year ago.

Fiscal Year 2023 Financial Guidance

The Company expects its fiscal year 2023 net sales to be in the range of $342 to $348 million, gross margin to be approximately 52.5% to 54.5% and adjusted earnings per share in the range of $0.01 to $0.06 as it continues to invest in new product launches to drive future growth.

Conference Call

The Company's management will host a conference call today at 8:00 a.m. ET to discuss its fourth quarter and fiscal year 2022 results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13730672.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Tuesday, July 12, 2022, until 11:59 p.m. ET on Tuesday, July 19, 2022. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13730672.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics is a leading, and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients.

The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2021. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
	(unaudited)		(unaudited)	(audited)

Net sales	$86,998	$76,842	$316,219	$291,010
Cost of sales (exclusive of intangible amortization)	40,543	34,522	150,487	134,222
Gross profit	46,455	42,320	165,732	156,788
% of net sales	53.4%	55.1%	52.4%	53.9%

Operating expenses
Research and development	7,866	9,104	30,739	36,390
Sales and marketing	26,833	23,820	95,301	81,306
General and administrative	11,103	9,131	38,451	35,918
Amortization of intangibles	4,853	4,298	19,458	18,136
Change in fair value of contingent consideration	207	379	1,212	89
Acquisition, restructuring and other items, net	1,990	17,175	9,042	20,232
Total operating expenses	52,852	63,907	194,203	192,071
Operating loss	(6,397)	(21,587)	(28,471)	(35,283)
Interest expense, net	(185)	(185)	(688)	(861)
Other income (expense), net	(139)	(167)	(790)	92
Total other expense, net	(324)	(352)	(1,478)	(769)
Loss before income tax benefit	(6,721)	(21,939)	(29,949)	(36,052)
Income tax benefit	(455)	(2,471)	(3,402)	(4,504)
Net loss	$(6,266)	$(19,468)	$(26,547)	$(31,548)

Loss per share
Basic	$(0.16)	$(0.51)	$(0.68)	$(0.82)
Diluted	$(0.16)	$(0.51)	$(0.68)	$(0.82)

Weighted average shares outstanding
Basic	39,160	38,525	39,009	38,342
Diluted	39,160	38,525	39,009	38,342

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):

	Three Months Ended		Twelve Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
	(unaudited)		(unaudited)

Net loss	$(6,266)	$(19,468)	$(26,547)	$(31,548)

Amortization of intangibles	4,853	4,298	19,458	18,136
Change in fair value of contingent consideration	207	379	1,212	89
Acquisition, restructuring and other items, net (1)	1,990	17,175	9,042	20,232
Tax effect of non-GAAP items (2)	(531)	(2,451)	(3,347)	(5,057)
Adjusted net income (loss)	$253	$(67)	$(182)	$1,852

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended		Twelve Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
	(unaudited)		(unaudited)

Diluted loss per share	$(0.16)	$(0.51)	$(0.68)	$(0.82)

Amortization of intangibles	0.12	0.11	0.50	0.47
Change in fair value of contingent consideration	0.01	0.01	0.03	—
Acquisition, restructuring and other items, net (1)	0.05	0.45	0.24	0.53
Tax effect of non-GAAP items (2)	(0.01)	(0.06)	(0.09)	(0.13)
Adjusted diluted earnings (loss) per share	$0.01	$0.00	$0.00	$0.05

Adjusted diluted sharecount (3)	40,250	38,525	39,009	39,110

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.  Fiscal year 2021 results include a $14.0 million write-off of OARtrac intangible assets.

(2)  Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended May 31, 2022 and May 31, 2021.

(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
	(unaudited)		(unaudited)

Net loss	$(6,266)	$(19,468)	$(26,547)	$(31,548)

Income tax benefit	(455)	(2,471)	(3,402)	(4,504)
Interest expense, net	185	185	688	861
Depreciation and amortization	7,628	6,485	29,194	25,761
Change in fair value of contingent consideration	207	379	1,212	89
Stock based compensation	2,903	2,227	10,692	8,625
Acquisition, restructuring and other items, net (1)	1,990	17,175	9,042	20,232
Adjusted EBITDA	$6,192	$4,512	$20,879	$19,516

Per diluted share:
Adjusted EBITDA	$0.15	$0.12	$0.54	$0.50

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.  Fiscal year 2021 results include a $14.0 million write-off of OARtrac intangible assets.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Twelve Months Ended
	May 31, 2022	May 31, 2021	% Growth	Currency Impact	Constant Currency Growth	May 31, 2022	May 31, 2021	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)					(unaudited)
Net Sales
Med Tech	$22,611	$16,150	40.0%			$78,717	$55,731	41.2%
Med Device	64,387	60,692	6.1%			237,502	235,279	0.9%
	$86,998	$76,842	13.2%	(0.4)%	12.8%	$316,219	$291,010	8.7%	0.0%	8.7%

Net Sales by Product Category
Endovascular Therapies	$45,126	$38,071	18.5%			$160,925	$135,079	19.1%
Vascular Access	26,734	24,462	9.3%			100,193	101,310	(1.1)%
Oncology	15,138	14,309	5.8%			55,101	54,621	0.9%
	$86,998	$76,842	13.2%	(0.4)%	12.8%	$316,219	$291,010	8.7%	0.0%	8.7%
	—	—

Net Sales by Geography
United States	$73,704	$63,597	15.9%			$265,963	$237,043	12.2%
International	13,294	13,245	0.4%	(2.5)%	(2.1)%	50,256	53,967	(6.9)%	0.2%	(6.7)%
	$86,998	$76,842	13.2%	(0.4)%	12.8%	$316,219	$291,010	8.7%	0.0%	8.7%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31, 2022	May 31, 2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$28,825	$48,161
Accounts receivable, net	52,304	35,405
Inventories	51,392	48,614
Prepaid expenses and other	10,824	8,699
Total current assets	143,345	140,879
Property, plant and equipment, net	45,005	37,073
Other assets	10,963	13,193
Intangible assets, net	152,380	168,977
Goodwill	201,058	201,316
Total assets	$552,751	$561,438
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,047	$19,630
Accrued liabilities	34,842	35,459
Current portion of contingent consideration	8,783	—
Other current liabilities	2,652	2,495
Total current liabilities	74,324	57,584
Long-term debt, net of current portion	25,000	20,000
Deferred income taxes	16,037	19,955
Contingent consideration, net of current portion	8,165	15,741
Other long-term liabilities	4,736	8,701
Total liabilities	128,262	121,981
Stockholders' equity	424,489	439,457
Total Liabilities and Stockholders' Equity	$552,751	$561,438

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
	(unaudited)		(unaudited)	(audited)
Cash flows from operating activities:
Net loss	$(6,266)	$(19,468)	$(26,547)	$(31,548)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,667	6,524	29,349	25,916
Non-cash lease expense	617	596	2,439	2,456
Stock based compensation	2,903	2,227	10,692	8,625
Change in fair value of contingent consideration	207	379	1,212	89
Deferred income tax provision	(587)	(2,618)	(3,708)	(4,805)
Change in accounts receivable allowances	184	176	118	207
Asset impairments and disposals	146	14,038	391	14,228
Other	(66)	2	(93)	(147)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,710)	(2,339)	(17,151)	(4,162)
Inventories	(3,384)	420	(2,796)	11,539
Prepaid expenses and other	2,135	5,640	(5,012)	(3,181)
Accounts payable, accrued and other liabilities	15,714	6,622	3,912	4,876
Net cash provided by (used in) operating activities	8,560	12,199	(7,194)	24,093
Cash flows from investing activities:
Additions to property, plant and equipment	(1,039)	(620)	(4,297)	(5,187)
Additions to placement and evaluation units	(2,734)	(8,524)	(11,410)	(8,524)
Acquisition of intangibles	—	—	—	—
Cash paid in acquisition	—	—	(3,600)	—
Net cash used in investing activities	(3,773)	(9,144)	(19,307)	(13,711)
Cash flows from financing activities:
Repayment of long-term debt	—	(10,000)	—	(20,000)
Proceeds from borrowings on long-term debt	—	—	5,000	—
Proceeds from exercise of stock options and employee stock purchase plan	329	555	2,683	3,014
Net cash provided by (used in) financing activities	329	(9,445)	7,683	(16,986)
Effect of exchange rate changes on cash and cash equivalents	(181)	82	(518)	330
Increase (decrease) in cash and cash equivalents	4,935	(6,308)	(19,336)	(6,274)
Cash and cash equivalents at beginning of period	23,890	54,469	48,161	54,435
Cash and cash equivalents at end of period	$28,825	$48,161	$28,825	$48,161